Exhibit 10.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is dated as of February 11, 2011 by and among Local.com Corporation, a Delaware corporation with a principal address of 7555 Irvine Center Drive, Irvine, CA 92618 (“Buyer”); Rovion, Inc., a Delaware corporation with a principal address of 76 Summer Street, 5th Floor, Boston, MA 02110 (“Subsidiary”); and DigitalPost Interactive, Inc., a Nevada corporation with a principal address of 4040 Barranca Parkway, Suite 220, Irvine, CA 92618 (“DGLP” and together with Subsidiary, “Seller”).
RECITALS
DGLP owns all of the outstanding shares of capital stock of Subsidiary by virtue of having acquired Subsidiary on the Acquisition Date (defined below).
Seller desires to sell, and Buyer desires to purchase, the Assets of the Business (as each such term is hereinafter defined) of Rovion for the consideration and on the terms set forth in this Agreement.
The parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
     Section 1.1. Definitions. Capitalized terms not defined in this Section 1.1 shall have the meanings ascribed to them elsewhere in this Agreement. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
     “Adjusted EBITDA” — Earnings before interest, taxes, depreciation, amortization, and stock compensation.
     “Accounts Payable” — all trade accounts payable and other obligations of payment to customers of Seller related to the Business.
     “Accounts Receivable” — all trade accounts receivable and other receivables from customers of Seller related to the Business.
     “Acquisition Date” — August 31, 2010.
     “Acquisition Proposal” — shall have the meaning ascribed to it in Section 5.15(j).
     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

     “Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Business” — the operation of a rich media advertising company, which sells, creates, delivers and tracks animated and video-based ads for both national and local advertisers, including “In-Person” the online video spokesperson, as well as virtually all other forms of rich media advertisements; the operation of a rich media advertising toolset, known as the Rovion Ad Management Platform (RAMP), which allows for self-service rich media ad creation by professional media developers and novices alike, and subsequently enables the delivery, tracking and robust reporting of all ad activity through the RAMP control panel; the operation of a workflow/tracking toolset that facilitates the scheduling and tracking of In-Person ad requests, scheduling of actors and studios and the approval of scripts; the operation of two professional quality green-screen studios and the maintenance of a network of relationships for access to hundreds of additional professional quality green-screen studios throughout the United States.
     “Business Day” — shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.
     “Closing” — the time on the Closing Date when this Agreement is fully executed.
     “Closing Date”— the date specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article V (other than those conditions that relate to action to be taken at or after the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of Buyer and Seller, provided the Closing shall occur no earlier than March 8, 2011.
     “Code” — the Internal Revenue Code of 1986, as amended.
     “Consent” — any approval, consent, ratification, waiver or other authorization.
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement.
     “Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
     “Disclosure Letter” — the disclosure letter delivered by DGLP and Subsidiary to Buyer concurrently with the execution and delivery of this Agreement.
     “Earnout Income” — Adjusted EBITDA attributable to the post-Closing Business as a standalone entity, determined in accordance with GAAP, and without deduction for overhead or other expenses of Buyer beyond those set forth in the Operating Plan, and determined in a manner consistent with the Operating Plan.

     “Earnout Revenue” — gross revenue, determined in accordance with GAAP, attributable to the post-Closing Business as a standalone entity in accordance with the Operating Plan, but excluding revenue from sales of Assets not contemplated by the Operating Plan, except as otherwise approved by Buyer.
     “Effective Time” — the date and time when the Contemplated Transactions become effective.
     “Employee Plans” — all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding.
     “Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.
     “Environmental Law” — any Legal Requirement that requires or relates to preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment.
     “ERISA” — the Employee Retirement Income Security Act of 1974.
     “Exchange Act” — shall mean the Securities Exchange Act of 1934, as amended.
     “GAAP” — Generally Accepted Accounting Principles in the United States of America.
     “Governing Documents” — with respect to any corporation, (a) the certificate of incorporation and the bylaws; (b) all equityholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or relating to the rights, duties and obligations of the equity holders of the corporation; and (c) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     “Governmental Body” — any federal, state, local, municipal, foreign or other government, including any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any multinational organization or body, any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing.
     “IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” — a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter or if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
     “Lease” — any real property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Local.com Average Price” — as of any date is the average closing price of Local.com common stock as reported on the NASDAQ Stock Market for the ten (10) trading days immediately prior to such date.
     “Material Adverse Effect” — For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any Person shall be deemed to occur if any event, change or effect, has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such Person, or a material adverse effect on the ability of such Person to consummate the transaction and the other transactions contemplated hereby.
     “Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Operating Plan” means (i) the financial model for the operation of the Business for the three year period following the Closing Date and (ii) the related business assumptions document attached thereto, each of which are attached as Exhibit 1.1.
     “Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
          (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
          (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
          (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
     “Part” — a Part or section of the Disclosure Letter.
     “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Related Person” — With respect to a particular individual:
          (a) each other member of such individual’s Family;
          (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

          (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
          (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
          (b) any Person that holds a Material Interest in such specified Person;
          (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
          (d) any Person in which such specified Person holds a Material Interest; and
          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “SEC” — shall mean the U.S. Securities and Exchange Commission.
     “Seller Contract” — any Contract relating to the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller in connection with the Business is or may become bound.

     “Seller Requisite Vote” — shall mean the holders of a majority of the outstanding shares of the DGLP Common Stock entitled to vote on a sale of all the assets of Seller at a Seller Stockholders’ Meeting.
     “Seller Stockholders” — shall mean the holders of DGLP Common Stock.
     “Seller Stockholders Approval” — shall mean the affirmative vote of a majority of the outstanding shares of Seller Common Stock entitled to vote on the adoption and approval of this Agreement and the Contemplated Transactions, voting as a single class.
     “Seller Stockholders’ Meeting” — shall mean a meeting of the Seller Stockholders duly called and held in accordance with the Exchange Act, the DGLP’s Governing Documents and all other Legal Requirements.
     “Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
     “Superior Proposal” — shall have the meaning ascribed to it in Section 5.15(i).
     “Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property, including any inventories, of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” — a Person that is not a party to this Agreement.

     “Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     Section 1.2. Usage; Interpretation. In this Agreement, unless a clear contrary intention appears (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) use of the word “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, use of the word “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     Section 1.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
ARTICLE II
SALE AND TRANSFER OF ASSETS; CLOSING
     Section 2.1. Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, as defined in Section 3.8, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including Accounts Receivable, provided the same are directly related to, used in connection with, or are or will form a part of the Business, including specifically, but not limited to, those assets set forth in Exhibit 2.1, (but excluding the Excluded Assets, as defined in Section 2.2). All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.” Included with the Assets, as set forth in Exhibit 2.1 shall be Seller’s Contracts and all data and Records related to the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, each as relate to the Business.
     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets or any other Liability of Seller, unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
     Section 2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
          (a) all cash, cash equivalents, bank accounts and short-term investments, except to the extent there is outstanding deferred revenue at the time of Closing;
          (b) all minute books, stock Records, corporate seals and bank accounts;
          (c) all insurance policies and rights thereunder;
          (d) all personnel Records and other Records that Seller is required by law to retain in its possession;
          (e) all claims for refund of Taxes and other governmental charges of whatever nature relating to Seller or the Assets arising on or prior to the Closing;
          (f) all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement; and
          (g) the property and assets expressly designated in Part 2.2(g).
     Section 2.3. Consideration. The consideration for the Assets (the “Purchase Price”) will be:
          (a) Closing Cash Payment. One Million Five Hundred Thousand Dollars ($1,500,000) less the Escrow Funds in accordance with Section 6.4 hereof, payable in cash at the Effective Time via wire transfer in accordance with Section 2.6(b); and
          (b) Earn-out Payments. An earn-out of up to an additional Seven Million Dollars ($7,000,000) payable in cash, or (except for the $1,000,000 Earnout in Section 2.3(b)(i) below), at Buyer’s sole discretion, in shares of Local.com Common Stock calculated by dividing the amount earned by the Local.com Average Price as of the time such amount has been earned by Buyer, contingent upon meeting certain performance requirements with respect to the operation of the Assets and the Business, as more specifically set forth in subparagraphs (i) through (iv) below (the “Earnout”).
               (i) Up to One Million Dollars ($1,000,000) of the Earnout shall be payable in cash provided that the following milestones are achieved no later than the date set forth in each subsection below (the “First Earnout”):

                    (1) Four Hundred Thousand Dollars ($400,000) of the First Earnout shall be payable within fifteen (15) Business Days of the completion of the milestones set forth in Exhibit 2.3(b)(i)(1) as reasonably determined by Buyer, provided that such milestones are completed no later than twelve (12) months following the Closing Date, unless an earlier timeframe is specified for a specific item set forth in Exhibit 2.3(b)(i)(1);
                    (2) Three Hundred Thousand Dollars ($300,000) of the First Earnout shall be payable within fifteen (15) Business Days of the completion of the milestones set forth in Exhibit 2.3(b)(i)(2) as reasonably determined by Buyer, provided that such milestones are completed no later than twelve (12) months following the Closing Date, unless an earlier timeframe is specified for a specific item set forth in Exhibit 2.3(b)(i)(2);
                    (3) Three Hundred Thousand Dollars ($300,000) of the First Earnout shall be payable within fifteen (15) Business Days of the completion of the milestones set forth in Exhibit 2.3(b)(i)(3) as reasonably determined by Buyer, provided that such milestones are completed no later than twelve (12) months following the Closing Date, unless an earlier timeframe is specified for a specific item set forth in Exhibit 2.3(b)(i)(3);
Notwithstanding the deadlines set forth in subsection (1) through (3) above, in the event any of the milestones set forth in subsection 2.3(b)(i)(1)-(3) above are only partially achieved as reasonably determined by Buyer, Buyer may, in its sole discretion, (a) authorize a partial payment of such Earnout amount, based on Buyer’s sole and exclusive judgment, (b) authorize an extension of the period of time in which such milestones may be achieved, or (c) both or neither of the above.
               (ii) Up to One Million Two Hundred Thousand Dollars ($1,200,000) of the Earnout shall be payable in cash or, at Buyer’s sole discretion, any payment due pursuant to subsections (1) and (2) below may be paid in shares of Local.com Common Stock calculated by dividing the amount earned by the Local.com Average Price at the time such amount has been earned), provided that the following milestones are achieved as of the end of the twelve (12) month period following the Closing Date (the “Second Earnout”):
                    (1) Fifty percent (50%) of the Second Earnout (i.e., $600,000) shall be payable within fifteen (15) Business Days of the achievement by the Business of Six Million Six Hundred Seventy Two Thousand Seven Hundred Dollars ($6,672,700) in Earnout Revenue at the end of the first twelve (12) month period following the Closing Date, as long as such Earnout Revenue has resulted in the generation of Earnout Income that does not result in negative Earnout Income (i.e., an operating loss for the Business) based on the Operating Plan at the end of the same period;
                    (2) Fifty percent (50%) of the Second Earnout (i.e., $600,000) shall be payable within fifteen (15) Business Days of the achievement by the Business of One Hundred Forty Two Thousand Sixty Eight Dollars ($142,068) in Earnout Income at the end of the first twelve (12) month period following the Closing Date.
Subject to certain minimum percentages of milestone attainment, as set forth below, Seller shall be able to earn on a pro rata basis each portion of the Second Earnout upon completion of a percentage of each individual milestones (1) and (2) above of the Second Earnout. For milestone (1) above, the minimum percentage of the milestone which must be attained is seventy five percent (75%), and for milestone (2) above, the minimum percentage of the milestone which must be attained is ninety five percent (95%). For purposes of clarity, if Earnout Revenue is Five Million Four Thousand Five Hundred Twenty Five Dollars ($5,004,525) as of the end of the twelve month period following the Closing Date (and provided Earnout Income for that same period is at least breakeven), then such achievement would represent 75% achievement of the first milestone of the Second Earnout and Buyer shall pay Seller 75% of $600,000 or $450,000 within fifteen (15) Business Days. However, if Earnout Revenue as of the end of the 12 month period following the Closing Date is less than Five Million Four Thousand Five Hundred Twenty Five Dollars ($5,004,525), no payment with respect to milestone (1) above shall be owed or paid. For further purposes of clarity, if Earnout Income is One Hundred Thirty Four Thousand Nine Hundred Sixty Four and 60/100ths Dollars ($134,964.60) as of the end of the twelve month period following the Closing Date, then such achievement would represent 95% achievement of the second milestone of the Second Earnout and Buyer shall pay Seller 95% of $600,000 or $570,000 within fifteen (15) Business Days. However, if Earnout Income as of the end of the 12 month period following the Closing Date is less than One Hundred Thirty Four Thousand Nine Hundred Sixty Four and 60/100ths Dollars ($134,964.60), no payment with respect to milestone (2) above shall be owed or paid. Notwithstanding anything to the contrary set forth above, where the Earnout Revenue milestone is not achieved in its entirety, but the Earnout Income milestone has surpassed one hundred percent (100%) achievement, then fifty percent (50%) of every dollar over the maximum Earnout Income milestone will be paid to Seller up to a maximum of $600,000 less any amounts actually attained by Seller under the earn-out milestone (1) above. Further, in the event that one hundred percent (100%) of the Second Earnout is achieved, then any overages in Earnout Revenue or Earnout Income shall be applied toward the achievement of the Earnout Revenue and Earnout Income milestones, respectively, for the Third Earnout (as defined below).
               (iii) Up to Three Million Dollars ($3,000,000) of the Earnout shall be payable in cash or, at Buyer’s sole discretion, any payment due pursuant to subsections (1) and (2) below may be paid in shares of Local.com Common Stock calculated by dividing the amount earned by the Local.com Average Price at the time such amount has been earned), provided that the following milestones are achieved during the second twelve (12) month period following the Closing Date (the “Third Earnout”):
                    (1) Fifty percent (50%) of the Third Earnout (i.e., $1,500,000) shall be payable within fifteen (15) Business Days of the achievement by the Business of Seventeen Million Eighty Eight Thousand Three Hundred Dollars ($17,988,300) in Earnout Revenue for the second twelve (12) month period following the Closing Date, as long as such Earnout Revenue has resulted in the generation of Earnout Income equal to at least Twenty-Five percent (25%) of such Earnout Revenue for the same second twelve (12) month period;
                    (2) Fifty percent (50%) of the Third Earnout (i.e, $1,500,000) shall be payable within fifteen (15) Business Days of the achievement by the Business of Six Million Five Hundred Seventee Thousand Two Hundred Fifty Eight Dollars ($6,517,258) in Earnout Income for the second twelve (12) month period following the Closing Date.
Subject to certain minimum percentages of milestone attainment, as set forth below, Seller shall be able to earn on a pro rata basis each portion of the Third Earnout upon completion of a percentage of each individual milestones (1) and (2) above of the Third Earnout. For milestone (1) above, the minimum percentage of the milestone which must be attained is eighty percent (80%), and for milestone (2) above, the minimum percentage of the milestone which must be attained is ninety percent (90%). For purposes of clarity, if Earnout Revenue is Fourteen Million Three Hundred Ninety Thousand Six Hundred Forty Dollars ($14,390,640) for the second twelve (12) month period following the Closing Date (and provided Earnout Income for that same period is at least 25% of that amount), then such achievement would represent 80% achievement of the first milestone of the Third Earnout and Buyer shall pay Seller 80% of $1,500,000 or $1,200,000 within fifteen (15) Business Days. However, if Earnout Revenue as of the end of the second 12 month period following the Closing Date is less than Fourteen Million Three Hundred Ninety Thousand Six Hundred Forty Dollars ($14,390,640), no payment with respect to milestone (1) above shall be owed or paid. For further purposes of clarity, if Earnout Income is Five Million Eight Hundred Sixty Five Thousand Five Hundred Thirty Two and 20/100ths Dollars ($5,865,532.20) for the second twelve month period following the Closing Date, then such achievement would represent 90% achievement of the second milestone of the Third Earnout and Buyer shall pay Seller 90% of $1,500,000 or $1,350,000 within fifteen (15) Business Days. However, if Earnout Income for the second 12 month period following the Closing Date is less than Five Million Eight Hundred Sixty Five Thousand Five Hundred Thirty Two and 20/100ths Dollars ($5,865,532.20), no payment with respect to milestone (2) above shall be owed or paid. Notwithstanding anything to the contrary set forth above, where the Earnout Revenue milestone for the Third Earnout is not achieved in its entirety, but the Earnout Income milestone for the Third Earnout has surpassed one hundred percent (100%) achievement, then fifty percent (50%) of every dollar over the maximum Earnout Income milestone for the Third Earnout will be paid to Seller up to $1,500,000 less any amounts actually attained by Seller under the earn-out milestone (1) above for the Third Earnout. Further, in the event that one hundred percent (100%) of the Third Earnout is achieved, then any overages in Earnout Revenue or Earnout Income shall be applied toward the achievement of the Earnout Revenue and Earnout Income milestones, respectively, for the Fourth Earnout (as defined below).
               (iv) Up to One Million Eight Hundred Thousand Dollars ($1,800,000) of the Earnout shall be payable in cash or, at Buyer’s sole discretion, any payment due pursuant to subsections (1) and (2) below may be paid in shares of Local.com Common Stock calculated by dividing the amount earned by the Local.com Average Price at the time such amount has been earned), provided that the following milestones are achieved during the third twelve (12) month period following the Closing Date (the “Fourth Earnout”):
                    (1) Fifty percent (50%) of the Fourth Earnout (i.e., $900,000) shall be payable within fifteen (15) Business Days of the achievement by the Business of Twenty Nine Million Four Thousand Eighteen Dollars ($27,004,018) in Earnout Revenue for the third twelve (12) month period following the Closing Date, as long as such Earnout Revenue has resulted in the generation of Earnout Income equal to at least Thirty percent (30%) of such Earnout Revenue for the same third twelve (12) month period AND the aggregate Earnout Revenue for the thirty-six (36) month period following the Closing Date must be equal to or greater than Forty Two Million Nine Hundred Thirty Two Thousand Fourteen and 40/100ths Dollars ($42,932,014.40) (i.e., eighty percent (80%) of the aggregate Second Earnout, Third Earnout and Fourth Earnout Earnout Revenue milestones);
                    (2) Fifty percent (50%) of the Fourth Earnout (i.e, $900,000)

shall be payable within fifteen (15) Business Days of the achievement by the Business of Twelve Million Five Hundred Eighty Five Thousand One Hundred Twenty Nine Dollars ($12,585,129) in Earnout Income for the third twelve (12) month period following the Closing Date, as long as the aggregate Earnout Income for the thirty-six (36) month period following the Closing Date is equal to or greater than Fifteen Million Three Hundred Ninety Five Thousand Five Hundred Sixty Four Dollars ($15,395,564) (i.e., eighty percent (80%) of the aggregate Second Earnout, Third Earnout and Fourth Earnout Earnout Income milestones).
Subject to certain minimum percentages of milestone attainment, as set forth below, Seller shall be able to earn on a pro rata basis each portion of the Fourth Earnout upon completion of a percentage of each individual milestones (1) and (2) above of the Fourth Earnout. For milestone (1) above, the minimum percentage of the milestone which must be attained is eighty percent (80%), and for milestone (2) above, the minimum percentage of the milestone which must be attained is ninety percent (90%). For purposes of clarity, if Earnout Revenue is Twenty Three Million Two Hundred Three Thousand Two Hundred Fourteen and 40/100ths Dollars ($23,203,214.40) for the third twelve (12) month period following the Closing Date (and provided Earnout Income for that same period is at least 30% of that amount and 80% of the aggregate of the Second Earnout, Third Earnout and Fourth Earnout Earnout Revenue milestones have been achieved), then such achievement would represent 80% achievement of the first milestone of the Fourth Earnout and Buyer shall pay Seller 80% of $900,000 or $720,000 within fifteen (15) Business Days. However, if Earnout Revenue for the third 12 month period following the Closing Date is less than Twenty Three Million Two Hundred Three Thousand Two Hundred Fourteen and 40/100ths Dollars ($23,203,214.40), no payment with respect to milestone (1) above shall be owed or paid. For further purposes of clarity, if Earnout Income is Eleven Million Three Hundred Twenty Six Thousand Six Hundred Sixteen and 10/100ths Dollars ($11,326,616.10) for the third twelve month period following the Closing Date, then such achievement would represent 90% achievement of the second milestone of the Fourth Earnout and Buyer shall pay Seller 90% of $900,000 or $810,000 within fifteen (15) Business Days. However, if Earnout Income for the third 12 month period following the Closing Date is less than Eleven Million Three Hundred Twenty Six Thousand Six Hundred Sixteen and 10/100ths Dollars ($11,326,616.10), no payment with respect to milestone (2) above shall be owed or paid. Notwithstanding anything to the contrary set forth above, where the Earnout Revenue milestone for the Fourth Earnout is not achieved in its entirety, but the Earnout Income milestone for the Fourth Earnout has surpassed one hundred percent (100%) achievement, then fifty percent (50%) of every dollar over the maximum Earnout Income milestone for the Fourth Earnout will be paid to Seller up to $900,000 less any amounts actually attained by Seller under the earn-out milestone (1) above for the Fourth Earnout.
          (c) Payment of Earnout Amounts; Interpretation. Within 45 days following the (i) the last day of each earn-out period; or (ii) if earlier in the case of the First Earnout, or the first milestones of each of the Second Earnout, Third Earnout and Fourth Earnout only, the date on which any earn-out milestone had been achieved (each, an “Earnout Date”), Buyer shall prepare and deliver to Seller a report (the “Earnout Report”) setting forth its determination of (i) the extent to which the relevant milestones have been achieved (including to the extent applicable the amount of Earnout Revenue and Earnout Income) and (ii) the resulting earn-out payment due. In the event that the Seller has any dispute with the Earnout Report, Seller shall notify Buyer in writing within thirty (30) days following receipt of the Earnout Report. If Seller disputes the Earnout Report within such thirty (30) day period, Buyer and Seller shall negotiate in good faith for a period of up to thirty (30) days in an effort to mutually agree upon the amount of the relevant Earnout payment. If the dispute is not resolved within such thirty (30) day negotiation period then it shall be resolved in accordance with Section 9.4; provided, however, that if the dispute relates to the calculation of Earnout Revenue or Earnout Income or any related earn-out payment, Buyer and Seller Representative shall instead engage an independent accountant (the “Independent Accountant”) to render a determination of the earn-out payment due (and any underlying calculations of Earnout Revenue or Earnout Income) based on Buyer’s Records as they relate to the Business; provided, however, that in the event of any difference between the Independent Accountant’s and the Buyer’s independent public accountant’s application or interpretation of GAAP as it relates to Earnout Revenue or Earnout Income, the Independent Accountant shall apply or interpret GAAP in the same manner as that of the Buyer’s independent public accountants for purposes of determining Earnout Revenue or Earnout Income. The costs for the Independent Accountant shall initially be split evenly between Buyer and Seller, with the prevailing party to be reimbursed by the non-prevailing party following the Independent Accountant’s decision. The amount of any earn-out payment shall be deemed to be finally determined as of a given Earnout Date upon the earliest of (i) Seller’s written acceptance of an Earnout Report; (ii) Seller’s failure to dispute an Earnout Report within the 30 day period set forth above; (iii) the mutual agreement of Buyer and Seller; or (iv) the Independent Accountant’s determination.
          (d) Information and Review. In connection with any Earnout Report, Buyer shall, upon request of Seller, promptly make available to Seller or its Representatives Buyer’s books and records as they relate to the Business and reasonably cooperate with Seller and its Representatives in their review thereof for the purpose of determining the achievement of any earn-out milestones (including any determination of Earnout Revenue or Earnout Income if applicable) or the amount of any earn-out payment that may be due. Notwithstanding the foregoing, Seller shall have no right to review Buyer’s books and records in connection with any Earnout Report to the extent that such Earnout Report provides for payment of the maximum potential earn-out payment.
          (e) Earnout Payment Cap. For purposes of clarity, Seller will not earn or be paid for achievement of over one hundred percent (100%) of any milestone of any of the First Earnout, Second Earnout, Third Earnout and/or Fourth Earnout set forth in Section 2.3(b) above, subject to the carryover provisions set forth in Section 2.3(b), except that if Seller shall have failed to achieve the Second Earnout or the Third Earnout, but achieves one hundred percent (100%) of the aggregate Earnout Revenue and Earnout Income milestones for the thirty-six (36) month period following the Closing Date based upon the Second Earnout, Third Earnout and Fourth Earnout milestones, then Buyer shall be deemed to have earned Seventy Five percent (75%) of the Second Earnout or the Third Earnout that was previously unearned. For purposes of clarity, if the Business achieves nothing in the twenty four (24) month period following the Closing Date, but earns Fifty Three Million Six Hundred Sixty Five Thousand Eighteen Dollars ($53,665,018) in Earnout Revenue and Nineteen Million Two Hundred Forty Four Thousand Four Hundred Fifty Five Dollars ($19,244,455) in Earnout Income in the third twelve (12) month period following the Closing Date, then Seller will be entitled to receive seventy five percent (75%) of each of the Second Earnout and Third Earnout.
          (f) Buyer Earnout Support Obligations; Operating Plan. Buyer agrees to fund and support the Business following the Closing Date in accordance with the Operating Plan. With respect to the milestones referenced in Sections 2.3(b)(i)(1)-(3) and attached in the related Exhibits referenced therein, Buyer shall cooperate in good faith with Seller towards the achievement of such milestones as soon as reasonably practicable. Without limiting the obligations set forth in the prior sentences of this paragraph, Buyer further agrees that, during any period in which any earn-out payment may be payable hereunder, Buyer shall operate the Business in good faith, and shall not take any action intended to artificially decrease or manipulate Earnout Revenue or Earnout Income, or otherwise intended to prevent any earn-out milestone from being satisfied. Notwithstanding the foregoing or anything to the contrary set forth elsewhere in this Agreement, Buyer may suspend or terminate its obligations under the Operating Plan if the Business has achieved less than seventy percent (70%) of the Earnout Revenue and Earnout Income targets for two (2) consecutive quarters as measured beginning with the quarterly results for the period ending six (6) months from the Closing Date or any two (2) consecutive quarters thereafter, as measured as of the end of such periods (except in each case as a result of Buyer’s failure to fund and support the business in accordance with the Operating Plan) and Buyer shall have no further obligations with respect to the payment of the Second Earnout, Third Earnout and Fourth Earnout to the extent they have not already been earned.
          (g) Acceleration. Subject to its suspension and termination rights in Section 2.3(f) above, if Buyer breaches its funding obligations pursuant to Section 2.3(f) above, then all Earnout payments will be accelerated and paid as if earned within forty-five (45) days of such event.
          (h) Recovery. Notwithstanding anything to the contrary set forth in this Section 2.3, any portion of the Earnout that is earned by Seller in accordance with this Section 2.3, except any portion of the Earnout earned pursuant to Section 2.3(b)(i)(1), shall first be applied to the repayment of any and all debts owed by DGLP to Buyer, whether then currently due or not, including without limitation, those certain promissory notes dated January 11, 2011 and February 10, 2011, each having a principal amount owing of $100,000, and secondly shall be applied to any claims for indemnification that have been properly asserted by Buyer pursuant to Article VI hereof.
     Section 2.4. Liabilities.
          (a) Assumed Liabilities. On the Closing Date Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
               (i) any Liability arising after the Closing Date in connection with or incidental to Buyer’s ownership of the Assets after the Closing;
               (ii) any Liability arising after the Closing Date under the Seller Contracts acquired as part of the Assets pursuant to Section 2.1 (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);
               (iii) any Liability of Seller described in Part 2.4(a)(iii); and
               (iv) the Accounts Payable set forth on Part 2.4(a)(iv).
          (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained

Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities as set forth in 2.4(a), whether incurred before, after or on the Closing Date.
     Section 2.5. Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall follow the allocation method specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.
     Section 2.6. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Seller shall deliver to Buyer:
               (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.6(a)(i) (the “Bill of Sale”) executed by Seller;
               (ii) an assignment of all of the Assets that are intangible personal property, and Seller Contracts described in Section 2.1 in the form of Exhibit 2.6(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;
               (iii) assignments of all Intellectual Property Assets, as defined in Section 3.23(a), and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.6(a)(iii) executed by Seller (the “Intellectual Property Assignment”);
               (iv) such other deeds, bills of sale, assignments, certificates of title, documents and/or other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;
               (v) the Consents listed on Exhibit 2.6(a)(v) with respect to the Seller Contracts;
               (vi) a certificate executed by DGLP and Subsidiary as to the accuracy of their representations and warranties as of the Closing and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing;
               (vii) a certificate of the Secretary of DGLP and Subsidiary (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller (as certified, where feasible, by the Secretary of State of Nevada, with respect to DGLP, and the Secretary of State of Delaware, with respect to Subsidiary, as of a recent date), (B) certifying and attaching all requisite resolutions or actions of DGLP’s board of directors, Subsidiary’s board of directors, and the stockholders of each of DGLP and Subsidiary approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of Subsidiary’s name contemplated by Section 5.16, (C) certifying to the incumbency and signatures of the officers of DGLP and Subsidiary executing this Agreement and any other document relating to the Contemplated Transactions, and (D) attaching a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of DGLP and Subsidiary, executed by the appropriate officials of the State of Nevada, with respect to DGLP, and the Secretary of State of Delaware, with respect to Subsidiary and each jurisdiction in which DGLP and Subsidiary is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a) below;
               (viii) an opinion of Scott Olson, Esq., counsel to Seller, dated the Closing Date, in the form of Exhibit 2.6(a)(viii);
               (ix) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;
               (x) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of DGLP’s and Subsidiary’s representations and warranties, (B) evidencing the performance by DGLP and Subsidiary, or the compliance by DGLP and Subsidiary with, any covenant or obligation required to be performed or complied with by DGLP and Subsidiary pursuant to this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions;
               (xi) the Investor Representation Statement, executed by Seller, in the form of Exhibit 2.6(a)(xi);
               (xii) the Escrow Agreement (as defined below) executed by Seller;
               (xiii) the employment agreements in the form of Exhibits 2.6(a)(xi)(1)-(5) (the “Employment Agreements”);
               (xiv) Satisfactory evidence that legal counsel to Seller has been paid in full for all services rendered in connection with the negotiation of this Agreement and the Contemplated Transactions;
               (xv) a hard copy backup to tape of all Software related to the Business; and
               (xvi) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller’s representations and warranties, (B) evidencing the performance by Seller, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller pursuant to this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
          (b) Buyer shall deliver to DGLP:
               (i) the amount of cash determined pursuant to Section 2.3(a), paid by wire transfer in immediately available funds to an account specified by Seller, net of the Escrow Deposit (as defined below);

               (ii) the Escrow Deposit (as defined below) to the Escrow Agent;
               (iii) the Bill of Sale, executed by Buyer;
               (iv) the Assignment and Assumption Agreement; executed by Buyer;
               (v) the Employment Agreements, executed by Buyer;
               (vi) the Escrow Agreement (as defined below) executed by Buyer and Escrow Agent (as defined below);
               (vii) a certificate executed by Buyer as to the accuracy of their representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;
               (viii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying that the execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been approved by all requisite authority and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;
               (ix) Such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of any representation or warranty of Buyer, or (B) evidencing the performance by Buyer of, or compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer.
     Section 2.7. Consents. Seller shall have obtained each of the Consents listed on Exhibit 2.6(a)(v). If Seller has failed to obtain any or all such Consents, Buyer may elect to have Seller continue its efforts to obtain such Consents after the Closing occurs. In such case, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Contracts for which a Consent has not been received as of the Closing, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain such Consents as quickly as practicable.
     Section 2.8. Restrictive Legends; Market Standoff.
          (a) The Local.com Common Shares that may be issued pursuant to Section 2.3 shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Local.com Common Shares to be issued pursuant to Section 2.3 shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
and any legends required by state securities laws.
          (b) Seller agrees that it shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (collectively, the “Restricted Transactions”), any of the Local.com Common Shares received by Seller pursuant to Section 2.3 above until such Local.com Common Shares are eligible for sale pursuant to the exemption from registration set forth in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Restricted Period”). Buyer may impose stop-transfer instructions and may stamp each certificate representing Local.com Common Shares to be issued pursuant to Section 2.3 hereof with the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT DATED FEBRUARY 11, 2011 BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS MAY PREVENT TRANSFER OF THESE SHARES AND MAY BE BINDING ON ALL TRANSFEREES OF THESE SHARES.”
Notwithstanding anything to the contrary set forth herein, Seller may transfer all Local.com Common Shares issued to it hereunder to the Seller Stockholders, provided such Seller Stockholders are aware of and comply with the limitations on Restricted Transactions set forth herein.
     Section 2.9. Sale of Shares Pursuant to Exemption. The parties hereto acknowledge and agree that the Local.com Common Shares issuable to Seller pursuant to Section 2.3 hereof shall constitute “restricted securities” within the Securities Act, subject to the registration rights set forth in Section 5.11 hereof. The certificates of Local.com Common Shares shall bear the legend set forth above. Seller will execute and deliver to Buyer an Investor Representation Statement in the form attached hereto as Exhibit 2.6(a)(xi) (the “Investor Representation Statement”). It is acknowledged and understood that Local.com is relying on the written representations made by Seller in the Investor Representation Statements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     Section 3.1. Organization and Good Standing.

          (a) Part 3.1(a) contains a complete and accurate list of DGLP’s and Subsidiary’s jurisdictions of incorporation and any other jurisdictions in which they are qualified to do business as a foreign corporation. Each of DGLP and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Each of DGLP and Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification; except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on DGLP, Subsidiary or the Business.
     Section 3.2. Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of DGLP and Subsidiary, enforceable against each of them in accordance with its terms. Upon the execution and delivery by DGLP and Subsidiary of each agreement and certificate to be executed or delivered by DGLP and/or Subsidiary at the Closing pursuant to Section 2.6(a) (the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of DGLP and Subsidiary, enforceable against each of them in accordance with its terms. Each of DGLP and Subsidiary has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by each of DGLP’s and Subsidiary’s stockholders and directors. DGLP and Subsidiary, and each of their respective stockholders have all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such they a party and to perform their obligations hereunder and thereunder.
          (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), (i) breach any provision of any of the Governing Documents of DGLP and/or Subsidiary or any resolution adopted by the board of directors or the stockholders of DGLP and/or Subsidiary, (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which DGLP and/or Subsidiary, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by DGLP and/or Subsidiary or that otherwise relates to the Assets or to the Business; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or (vi) result in any shareholder of DGLP and/or Subsidiary having the right to exercise dissenters’ appraisal rights.

     (c) Except as set forth in Part 3.2(c), neither DGLP nor Subsidiary is required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     Section 3.3. Capitalization. The authorized equity securities of DGLP consist of 480,000,000 shares of Common Stock (the “DGLP Shares”) and 20,000,000 shares of preferred stock, of which approximately 255,000,000 DGLP Shares are issued and outstanding and no shares of preferred stock are issued and outstanding. The stockholders providing their approval of the Contemplated Transaction are the only Persons entitled to vote on such Contemplated Transactions for DGLP and there are no Contracts to which DGLP is a party relating to the future issuance, sale or transfer of any equity securities or other securities of DGLP. None of the outstanding equity securities of DGLP was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement. The authorized equity securities of Subsidiary are one hundred percent (100%) owned by DGLP and DGLP is the only party entitled to vote on such Contemplated Transactions for Subsidiary and there are no Contracts relating to the future issuance, sale or transfer of any equity securities or other securities of Subsidiary. None of the outstanding equity securities of Subsidiary was issued in violation of the Securities Act or any other Legal Requirement.
     Section 3.4. Financial Records. Seller has delivered to Buyer such financial Records, including banking statements and Tax Returns, as has been requested by Buyer (collectively, the “Financial Records”). The financial data contained in such Financial Records is true and correct in all material respects as at the respective dates of and for the periods referred to in such Financial Records.
     Section 3.5. Books and Records. The books of account and other Financial Records of Seller relating to the Business, all of which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of DGLP and Subsidiary, to the extent they exist, all of which have been made available to Buyer to the extent they relate to the Business, contain accurate and complete Records of all meetings held of, and corporate action taken by, the stockholders and the board of directors of each of DGLP and Subsidiary, and no meeting relating to the Business of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     Section 3.6. Sufficiency of Assets. Except as set forth in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of the Business.
     Section 3.7. Owned and Leased Real Property. Part 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases for which the Business is presently reliant.

     Section 3.8. Title To Assets; Encumbrances. Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.8. Seller warrants to Buyer that, at the time of Closing, all Assets are free and clear of all Encumbrances other than those identified on Part 3.8 as acceptable to Buyer (“Permitted Encumbrances”).
     Section 3.9. Condition of Tangible Personal Property. Each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to the Knowledge of Seller, is free from latent and patent defects. No item of Tangible Personal Property included in the Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9, all Tangible Personal Property used in the Business and included in the Assets is in the possession of Seller.
     Section 3.10. Accounts Payable. Part 3.10 contains a complete and accurate list of all Accounts Payable at the Closing Date.
     Section 3.11. No Undisclosed Liabilities. Except as set forth in Part 3.11, to Seller’s Knowledge, Seller has no Liability except current liabilities incurred in the Ordinary Course of Business of Seller since December 31, 2009.
     Section 3.12. Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.12 and are being contested in good faith. Except as provided in Part 3.12, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
     Section 3.13. No Material Adverse Change; Absence of Certain Changes and Events. Except as set forth in Part 3.13, since December 31, 2009, there has not been any material adverse change in the Business, including its operations, prospects, Assets, results of operations or condition (financial or other), and no event has occurred or circumstance exists that may result in such a material adverse change. Since December 31, 2009, Subsidiary, and since the Acquisition Date, Seller, has conducted the Business only in the Ordinary Course of Business.
     Section 3.14. Employee Benefits.
          (a) Set forth in Part 3.14(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-

stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained, administered or contributed to by Seller or has been maintained, administered or contributed to in the last six (6) years by Seller, or with respect to which Seller has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Except as disclosed in Part 3.14(a), Seller has never maintained, administered or contributed to an Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. There has never been any other corporation or trade or business controlled by, controlling under common control with or in the same controlled group with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).
          (b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the six preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts and insurance policies with insurance companies, third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (ix) a sample of all current administrative forms for each Employee Plan; and (x) the most recent nondiscrimination test reports with respect to the Employee Plans for each of the six preceding years.
          (c) Except as disclosed in Part 3.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

          (d) Seller has at all times complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. After the Closing Date, Seller shall be responsible for providing contribution coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of Seller who terminated employment on or before such date.
          (e) The form of all Employee Plans is in compliance, in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance in all material respects with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
          (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.
          (g) There is no material pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by the Code or ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under the Code or ERISA nor result in a violation of Section 406 of ERISA.
          (h) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.14(h).
          (i) Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any director, employee, officer, former employee or former officer of Seller, and there has been no communication whatsoever of any commitment by Seller to create any new Employee Plan that is not yet effective. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

          (j) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
          (k) Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. Except as further described in Part 3.14(k), no written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.
          (l) No benefit under any Employee Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the Code.
     Section 3.15. Compliance With Legal Requirements; Governmental Authorizations.
          (a) Seller is, and at all times since its inception has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets.
          (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) Seller has not received, at any time since December 31, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (d) Part 3.15(d) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.15(d) is valid and in full force and effect. Seller is, and at all times since its inception has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(d). The Governmental Authorizations listed in Part 3.15(d) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

     Section 3.16. Legal Proceedings; Orders.
          (a) Except as set forth in Part 3.16(a), there is no pending, and to Seller’s Knowledge threatened, Proceeding:
               (i) by or against Seller or that otherwise relates to or may affect the Business, or the Assets; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.16(a). There are no Proceedings listed or required to be listed in Part 3.16(a) that could have a material adverse effect on the Business, its operations, assets, condition or prospects or upon the Assets.
          (b) Except as set forth in Part 3.16(b):
               (i) there is no Order to which Seller, the Business or any of the Assets is subject; and
               (ii) To Seller’s Knowledge, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
          (c) Except as set forth in Part 3.16(c):
               (i) Seller is, and, at all times since December 31, 2009 has been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;
               (ii) No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and
               (iii) Seller has not received, at any time since December 31, 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.
     Section 3.17. Absence of Certain Changes and Events. Since December 31, 2009, Subsidiary, and since the Acquisition Date, Seller, has conducted its business only in the Ordinary Course of Business and there has not been any event, whether individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect on the Assets, the Business, DGLP, or Subsidiary. Since December 31, 2009, there has not been (i) any sale, lease or other disposition of any Asset or property of Seller necessary to operate the Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any of the Assets (except as disclosed herein), (ii) any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller; (iii) any entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract relating to the Business; (iv) any indication by any customer or supplier of any intention to discontinue or change the terms of its relationship with Seller; and (v) any damage to or destruction or loss of any Asset, whether or not covered by insurance.
     Section 3.18. Contracts; No Defaults.
          (a) Part 3.18(a) sets forth reasonably complete details concerning each Seller Contract, including the parties to the Seller Contracts, the amount of the remaining commitment of Seller under the Contracts and the general subject matter of the Seller Contracts.
          (b) Seller has not and may not acquire any rights under, or become subject to any obligation or liability under, any Seller Contract, or any Contract that relates to the Business or any of the Assets.
          (c) Except as set forth in Part 3.18(c), each Seller Contract identified or required to be identified in Part 3.18(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect, is valid and enforceable in accordance with its terms, is assignable by Seller to Buyer without the consent of any other Person, and, to the Knowledge of Seller, will upon completion or performance thereof not have a material adverse affect on the Business or Assets.
          (d) Except as set forth in Part 3.18(d):
               (i) Seller is, and at all times since December 31, 2009 has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
               (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since December 31, 2009 has been, in compliance in all material respects with all applicable terms and requirements of such Seller Contract;
               (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; and
               (iv) to Seller’s knowledge no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets.
     Section 3.19. Insurance.
          (a) Seller has delivered to Buyer (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder), including pending applications,

to which Seller is a party or under which Seller is or has been covered at any time since December 31, 2004, as well as any (ii) self-insurance arrangements, (iii) reserves for losses, (iv) contracts involving a transfer of the risk of loss, (v) obligations of Seller to insure Third Parties, and (vi) a summary of all loss experiences and claims made under any of the foregoing, a list of which is included in Part 3.19(a);
          (b) All policies of insurance to which Seller is a party or that provide coverage to Seller are (i) valid, outstanding and enforceable, and (ii) to Seller’s Knowledge, issued by an insurer that is financially sound and reputable;
     Section 3.20. Environmental Matters. Seller is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. Neither DGLP nor Subsidiary has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any location where Seller currently or previously has conducted its business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.
     Section 3.21. Employees.
          (a) Part 3.21(a) contains a complete and accurate list of the following information for each employee of Seller that is engaged in the Business, including each employee on leave of absence or layoff status and each consultant or independent contractor that has provided services to the Seller that are material to the Business or the development of the technology of the Business: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2009; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.
          (b) Part 3.21(b) states the number of employees terminated by Seller since December 31, 2008 that were engaged in the affairs of the Business and contains a complete and accurate list of the following information for each employee of Seller that was engaged in the affairs of the Business who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
          (c) No officer, director, agent, employee, consultant, or contractor of Seller that was or is engaged in the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.
     Section 3.22. Labor Disputes; Compliance.
          (a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other employment practices, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
          (b) Except as disclosed in Part 3.22(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2009, there has not been, there is not presently pending or existing, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.
     Section 3.23. Intellectual Property Assets.
          (a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, and which, whether directly or indirectly, are related to, used in connection with, or are or will form a part of the Business, including, but not limited to:
               (i) Subsidiary’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
               (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
               (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
               (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

               (v) all rights in internet web sites and internet domain names presently used by Seller (collectively “Domain Names”).
          (b) Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such Contract.
          (c) (i) Except as set forth in Part 3.23(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c).
               (ii) Except as set forth in Part 3.23(c), all former employees of Subsidiary since December 31, 2008, and all current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.
          (d) (i) Part 3.23(d) contains a complete and accurate list and summary description of all Patents.
               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.
               (iv) Except as set forth in Part 3.23(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.
               (v) All products and services made, used, provided or sold under the Patents have been marked with the proper patent notice.
          (e) (i) Part 3.23(e) contains a complete and accurate list and summary description of all Marks.
               (ii) All Marks which have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.
               (iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.
               (v) No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
               (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.
          (f) (i) Part 3.23(f) contains a complete and accurate list and summary description of all Copyrights.
               (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.
               (iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.
               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.
          (g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
               (ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).
               (iii) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller)

or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
          (h) (i) Part 3.23(h) contains a complete and accurate list and summary description of all Domain Names.
               (ii) All Domain Names have been registered in the name of Seller and are in compliance in all material respects with all formal Legal Requirements.
               (iii) No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Domain Name.
               (iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Domain Name.
               (v) To Seller’s Knowledge, no Domain Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     Section 3.24. Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Seller, and to Seller’s Knowledge its Representatives, have at all times acted in compliance with the Foreign Corrupt Practices Act. Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
     Section 3.25. Brokers or Finders. Except as disclosed in Part 3.25, neither Seller, nor to Seller’s Knowledge any of its Representatives, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.
     Section 3.26. Disclosure.
          (a) No representation or warranty or other statement made by DGLP or Subsidiary in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.6(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
          (b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Letter.

     Section 3.27. Relationship with Related Person. Except as disclosed in Part 3.27, neither DGLP nor Subsidiary, nor any Related Person of any of them has, or since December 31, 2009 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business that is not included in the Assets being purchased by Buyer pursuant to this Agreement. Neither DGLP, Subsidiary nor any Related Person of any of them owns, or since December 31, 2009 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.27, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.27, neither DGLP nor Subsidiary nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.
     Section 3.28. Proxy Statement; Seller Information. The information relating to Seller and Subsidiary to be contained in the Proxy Statement (the “Proxy Statement”) and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to the Seller Shareholders or at the time of the Seller Stockholder’s Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted.
     Section 4.2. Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement and certificate to be executed or delivered by Buyer at Closing pursuant to Section 2.6(b) (the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer, as the case may be, in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholder of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     Section 4.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
     Section 4.4. Brokers or Finders. Neither Buyer, nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
     Section 4.5. Proxy Statement; Buyer Information. The information relating to the Buyer to be contained in the Proxy Statement and any other documents filed with the SEC in connection with the Contemplated Transactions, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statement therein not false or misleading at the time and in light of the circumstances under which such statement is made.
     Section 4.6. Disclosure. No representation or warranty or other statement made by Buyer in this Agreement or the certificates delivered pursuant to Section 2.6(b)(vii) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
ARTICLE V
ADDITIONAL COVENANTS
     Section 5.1. Employee and Employee Benefits.
          (a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for the Business who are: employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
          (b) Employment of Active Employees by Buyer.
               (i) Not later than the Closing Date, Buyer shall offer employment to the current employees of Seller listed on Part 5.1(b) at the compensation rates and with the benefits set forth on Part 5.1(b) (any such employees who accept such offer of employment being referred to as the “Hired Active Employees”). Buyer shall have no obligation to offer employment to any employees whose employment had been terminated (voluntarily or involuntarily) or who have retired prior to the Closing Date.
               (ii) Neither DGLP nor Subsidiary nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.
               (iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those set forth in this Section, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
          (c) Salaries and Benefits.
               (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.
               (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
          (d) Seller’s Retirement and Savings Plans.

               (i) All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.
               (ii) Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.
          (e) No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.
          (f) Terms of Employment. Subject to the provisions of Section 5.1(b)(i), Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, and future wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.
          (g) General Employee Provisions.
               (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.
               (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.
               (iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
               (iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.
               (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.
     Section 5.2. Payment of Income Taxes Resulting From Sale of Assets By Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
     Section 5.3. Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from its obligation to make payment pursuant to Section 2.3 and shall receive full credit under this Agreement for all payments so made.
     Section 5.4. Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 5.2 and 5.3.
     Section 5.5. Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Seller as conducted using the Assets, to and including the Effective Time.
     Section 5.6. Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Business, or the Assets.
     Section 5.7. Noncompetition, Nonsolicitation and Nondisparagement.
          (a) Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of the Business, provided, however, that Seller may acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. The geographical area encompassed by this Agreement is due to the nature and scope of Buyer’s business offerings.

          (b) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:
               (i) solicit the business of any Person who is a customer of Buyer;
               (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
               (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
               (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
          (c) Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s stockholders, directors, officers, employees or agents.
          (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.
     Section 5.8. Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, or agents shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.
     Section 5.9. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices (but for no less than five years) those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’

prior written notice, to enable them to prepare financial statements, tax returns, or deal with tax audits. For a period of five (5) years after the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are related to any of the Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
     Section 5.10. Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
     Section 5.11. Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time, except as set forth in Part 5.11 or as expressly permitted elsewhere in this Agreement, DGLP shall, and shall cause Subsidiary to, conduct the Business in the Ordinary Course of Business consistent with past practice and in compliance in all material respects with all applicable Legal Requirements, and use commercially reasonable efforts in light of its available cash, to preserve substantially intact the Business and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealing with DGLP or Subsidiary with respect to the Business. Furthermore, except as set forth in Part 5.11 or as expressly permitted elsewhere in this Agreement, DGLP agrees not to take any of the following actions (and to cause Subsidiary not to take such actions) without the prior written consent of Buyer:
          (a) amend its Governing Documents;
          (b) (i) issue, deliver, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of DGLP or Subsidiary or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciate rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of DGLP’s common stock or the value of DGLP or Subsidiary or any part thereof, provided, however, that none of the foregoing shall prohibit the issuance of DGLP or Subsidiary common stock upon the exercise of valid stock options or the conversion of restricted stock units, in each case outstanding as of the date of this Agreement;
               (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;
          (c) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of DGLP’s common stock or the value of DGLP or Subsidiary or any part thereof (whether or not pursuant to any existing stock plan of DGLP);

          (d) (i) except to the extent required under existing plans or arrangements, increase any compensation or benefit of, or enter into or amend in any material respect any employment or severance agreement with any of Seller’s Representatives;
               (ii) grant any bonuses (including grants of bonuses to new hires) to any of Seller’s Representatives;
               (iii) adopt any new Employee Plan, or amend or modify any existing Employee Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any of Seller’s Representatives or grant or amend in any material respect any award under any existing Employee Plans;
               (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;
               (v) grant to any of Seller’s Representatives any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;
               (vi) hire or otherwise employ any individual other than in the Ordinary Course of Business consistent with past practice; or
               (vii) terminate any employee other than for cause, including misconduct or breach of Seller policies.
          (e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or
               (ii) directly or indirectly adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of DGLP or Subsidiary, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with tax withholdings and exercise price settlement upon the exercise of any outstanding stock options or the conversion of any Seller restricted stock units outstanding on the date of this Agreement;
          (f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of DGLP or Subsidiary related to the Business; or
               (ii) mortgage or pledge any of the property or assets of DGLP or Subsidiary related to the Business, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the Ordinary Course of Business consistent with past practice;
          (g) except in the Ordinary Course of Business consistent with past practice, enter into, or amend or terminate any Seller Contract or any lease or sublease; provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by DGLP or Subsidiary of more than $10,000 individually or $30,000 in the aggregate;

          (h) (i) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) having a fair market value in excess of $30,000 or
               (ii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (ii), in the Ordinary Course of Business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the Contemplated Transactions hereby under any Legal Requirement or that would reasonably be expected to prevent, delay, or impede consummation of the Contemplated Transactions hereby shall be permitted without consent;
          (i) create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for any indebtedness owed to DGLP by Subsidiary;
          (j) create, incur or assume any Encumbrance affecting the material assets or properties of DGLP or Subsidiary;
          (k) (i) modify, amend, accelerate, terminate or cancel any Seller Contract,
               (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates, or
               (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 3.18, other than, in each case, in the Ordinary Course of Business consistent with past practice;
          (l) enter into, amend or modify any agreement which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies related to the Business;
          (m) transfer or license on an exclusive basis to any Person any rights to the Intellectual Property Assets;
          (n) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Intellectual Property Assets or amend or modify in any respect any existing material agreements with respect to any Intellectual Property Assets;
          (o) enter into any material agreement with respect to the Intellectual Property Assets or with respect to the intellectual property of any third party, other than, in the case of intellectual property of any third party, in the Ordinary Course of Business;
          (p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of DGLP or Subsidiary;

          (q) form any subsidiary;
          (r) make any material tax election or settle or compromise any material tax liability, if such election, settlement or compromise would have the effect of increasing the tax liability related to the Business for any period;
          (s) materially reduce the amount of any insurance coverage provided by the existing insurance policies of DGLP or Subsidiary;
          (t) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction thereof in the Ordinary Course of Business consistent with past practice as long as the amount paid to settle, pay or discharge such litigation, investigation or arbitration does not exceed $30,000;
          (u) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the Contemplated Transactions (other than as required by Legal Requirements); and
          (v) authorize any of, or commit, resolve, offer, agree or announce an intention to take any of, the foregoing actions or any other action inconsistent with the foregoing.
     Section 5.12. Proxy Statement.
          (a) As promptly as practicable after the date of this Agreement, DGLP shall prepare and cause to be filed with the SEC the proxy statement relating to the Seller Stockholders’ Meeting to be held to consider the adoption and approval of this Agreement and the Contemplated Transactions (the “Proxy Statement”). DGLP shall cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. Buyer shall furnish to DGLP all information concerning themselves as DGLP may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law. DGLP shall promptly notify the Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with the Buyer prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall provide the Buyer with copies of all correspondence between DGLP and its Representatives on the one hand and the SEC and its staff on the other hand. DGLP will cause the Proxy Statement to be mailed to the Seller Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments) and shall furnish the information required to be provided to the Seller Stockholders pursuant to Nevada law and any other applicable Legal Requirement.
          (b) Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, DGLP shall provide Buyer with a reasonable opportunity to review and comment on such document or response and shall discuss with Buyer, and include in such document or response, comments reasonably proposed by the Buyer.

     Section 5.13. Seller Stockholders’ Meeting.
          (a) DGLP shall, in accordance with applicable Legal Requirements and DGLP’s Governing Documents, take all action necessary to call, give notice of, convene and hold the Seller Stockholders’ Meeting to consider and vote on a proposal to adopt and approve this Agreement as soon as practicable following the date of this Agreement and in no event later than forty (40) days (or such other later date which the parties may agree upon in writing) after the date on which all SEC comments to the Proxy Statement have been resolved. Unless required by applicable Legal Requirements, DGLP shall not postpone the Seller Stockholders’ Meeting or adjourn the Seller Stockholders’ Meeting if a quorum is present, without the prior consent of Buyer. The Seller Stockholders’ Meeting shall be held on a date selected by DGLP in consultation with Buyer as promptly as practicable after mailing of the Proxy Statement.
          (b) Subject to the provisions of Section 5.15, the board of directors of DGLP shall recommend that the Seller Stockholders adopt and approve this Agreement (the “Seller Recommendation”), and DGLP shall include such Seller Recommendation in the Proxy Statement and Seller shall use its reasonable best effort to obtain the Seller Requisite Vote.
     Section 5.14. Third Party Consents and Regulatory Approvals
          (a) Subject to the terms and conditions of this Agreement, each of Buyer and Seller will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Legal Requirements to consummate the Contemplated Transactions as soon as practicable after the date hereof, including
               (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Body in order to consummate the Contemplated Transactions and
               (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.
     Section 5.15. Non-Solicitation.
          (a) Upon execution of this Agreement, DGLP shall and shall cause Subsidiary and its and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Seller to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to Seller or its businesses, operations or affairs heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.
          (b) Except as authorized or permitted in this Section 5.15, DGLP agrees that neither it nor Subsidiary shall, and that it shall cause its and Subsidiary’s respective Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.15(c)), or (iv) approve or recommend an Acquisition Proposal.
          (c) Notwithstanding Section 5.15(b), from the date hereof and prior to the receipt of the Seller Stockholder Approval, if Seller or its Representatives receive an unsolicited bona fide written Acquisition Proposal that the board of directors of the Seller determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Superior Proposal, Seller may take the following actions: (i) furnish information with respect to DGLP and Subsidiary or the Business to the third party making such Acquisition Proposal (a “Qualified Bidder”), provided Seller receives from the Qualified Bidder an executed confidentiality agreement and provided that such confidentiality agreement shall not contain any provisions that would prevent Seller from complying with its obligations to provide Buyer with the required notices under Sections 5.15(e) and (g), and further provided that all such information provided to such Qualified Bidder has been previously provided to Buyer prior to or concurrently with the time it is provided to such Qualified Bidder; and (ii) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal.
          (d) Except as otherwise provided in Section 5.15(e), neither the Seller Board nor any committee of the Seller Board may withdraw or change in a manner adverse to Buyer the Seller Recommendation, or propose publicly to approve, adopt or recommend any Acquisition Proposal (an “Adverse Recommendation Change”).
          (e) Notwithstanding Section 5.15(d), at any time prior to receipt of the Seller Stockholder Approval, the board of directors of Seller may in response to a Superior Proposal that did not result from a breach by Seller of this Section 5.15, (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”) and simultaneously terminate this Agreement in accordance with Section 8.1(h) if the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel that failure to do so would reasonably be likely to result in a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that such actions may only be taken at a time that is (A) after the fourth (4th) Business Day following Buyer’s receipt of written notice from Seller that the Seller Board is prepared to take such action (the “Subsequent Determination Notice”), such notice will identify the Person making such Superior Proposal and attach the most current version of any agreement relating to the Superior Proposal (it being understood and agreed that any material amendment to such Superior Proposal, including the financial terms of such Superior Proposal, shall require the delivery of a new Subsequent

Determination Notice and the commencement of a new four (4) Business Day period), and (B) at the end of such period, the Seller Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Buyer and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such four (4) Business Day period, Buyer shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal, and Seller shall give Buyer the opportunity to meet and negotiate with Seller and its Representatives.
          (f) In addition, and notwithstanding the foregoing, at any time prior to receipt of the Seller Stockholder Approval, the Seller Board may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Seller Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement or the Contemplated Transactions if the Seller Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Intervening Event, its fiduciary obligations require it to take such action; provided that, the Seller Board shall not be entitled to take such action pursuant to this sentence unless Seller has (x) provided to Buyer at least four (4) Business Days’ prior written notice advising the Buyer that the Seller Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such four (4) Business Day period, if requested by Buyer, provide any information related to the Intervening Event reasonably requested by Buyer and engage in good faith negotiations with Buyer to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Seller Board, nor shall any Adverse Recommendation Change have the effect of causing any state (including Nevada and Delaware) corporate takeover statute or other similar statute to be applicable to the Contemplated Transactions.
          (g) From and after the execution of this Agreement, Seller shall notify Buyer promptly (but in any event within twenty-four (24) hours) of the receipt of any Acquisition Proposal or inquiries, discussions, negotiations, proposals or expressions of interest that would be reasonably expected to lead to, an Acquisition Proposal. This notice shall include (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, Seller shall keep Buyer informed promptly (but in any event within twenty-four (24) hours) of all material developments regarding the status and material details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments with respect thereto).
          (h) Nothing in this Section 5.15 shall be deemed to prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of Seller or a committee thereof, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law (it being understood that any such compliance with Rule 14e-2 or Item 1012(a) may constitute an Adverse Recommendation Change). In addition, it is understood and agreed that, for purposes of this

Agreement, a factually accurate public statement by Seller that describes Seller’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Seller Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Seller Stockholders, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.
          (i) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide unsolicited written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that did not result from a breach of this Section 5.15 that the Seller Board determines in good faith, after consultation with outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable from a financial point of view to the Seller Stockholders than the Contemplated Transactions, and all amendments or revisions irrevocably committed to by Buyer pursuant to Section 5.15(e)) taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including, without limitation, the likelihood of consummation.
          (j) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving DGLP, Subsidiary or the Business, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the Assets, taken as a whole, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of DGLP or Subsidiary; provided, however, that the term “Acquisition Proposal” shall not include the Contemplated Transactions.
     Section 5.16. Alternate Name Designation. Within five (5) Business Days of the Closing Date, Seller shall deliver a certificate to Buyer from the appropriate Governmental Body evidencing the termination of Subsidiary’s name as “Rovion, Inc.” and shall cooperate with Buyer to secure such name designation for Buyer’s use.
ARTICLE VI
INDEMNIFICATION; REMEDIES
     Section 6.1. Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.6 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to any amendments or modifications undertaken pursuant to Section 9.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
     Section 6.2. Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, and its employees, directors, Representatives, stockholders and subsidiaries (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:
          (a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, (iii) the Seller’s Closing Documents delivered pursuant to Section 2.6, (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;
          (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;
          (c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;
          (d) any amount representing fees and expenses or other costs attributable to Seller arising out of or in connection with the Contemplated Transactions;
          (e) any litigation pending on the Closing Date against Seller;
          (f) any Retained Liabilities; or
          (g) any failure of the Business to achieve at least seventy percent (70%) of the then-current aggregate month-to-date Earnout Revenue, as set forth in the Operating Plan, for two consecutive months following the Closing Date, exclusive of the first four (4) months following the Closing Date (i.e., no earlier than the six months following the Closing Date), in which the Business has not experienced negative Earnout Income (i.e. an operating loss), provided that the Damages related to the failure by the Business of this Section 6.2(g) shall be deemed to be Four Hundred Thousand Dollars ($400,000).
Notwithstanding anything to the contrary set forth in this Agreement, the total Damages which may be assessed against Seller pursuant to this Section 6.2 shall be limited to the aggregate of the Escrow Funds (as defined below) and the Earnout, except for Damages related to the breach by Seller of certain fundamental representations, including Sections 3.1 (Organization and Good

Standing), 3.2 (Enforceability; Authority; No Conflicts), 3.8 (Title to Assets; No Encumbrances), and 3.25 (Broker or Finders) for which there shall be no limitation on Damages.
     Section 6.3. Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:
          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
          (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
          (c) any Liability arising out of the ownership or operation of the Assets after the Closing Date other than the Retained Liabilities; or
          (d) any Assumed Liabilities.
     Section 6.4. Escrow Fund. At the Closing, escrow funds totaling Four Hundred Thousand Dollars ($400,000) (the “Escrow Funds”) shall be deposited for the benefit of Seller (but subject to any claims of Buyer asserted pursuant to Section 6.2) with Square 1 Bank, a North Carolina bank (or other independent institutions elected by Buyer with the reasonable consent of Seller) as escrow agent (the “Escrow Agent”), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit 6.4. The Escrow Funds shall be available to compensate Buyer pursuant to the indemnification obligations of Seller.
     Section 6.5. Escrow Period; Release From Escrow
          (a) The Escrow Period shall terminate upon the earlier to occur of (i) nineteen (19) months after the Effective Time or (ii) the achievement by the Business of at least seventy percent (70%) of the then-current aggregate month-to-date Earnout Revenue, as set forth in the Operating Plan, at the end of the second consecutive month following the Closing Date, exclusive of the first four (4) months following the Closing Date (i.e., no earlier than the sixth month following the Closing Date), in which the Business has not experienced negative Earnout Income (i.e. an operating loss); provided, however, that a portion of the Escrow Funds that are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined in Section 6.6) delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved; provided, further, however, that the Escrow Period shall terminate and all disbursements shall be made no later than five years from the Effective Time.
          (b) Within three Business Days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to Seller the Escrow Fund, less the portion of the Escrow Fund any liability described in an Officer’s Certificate delivered in accordance with

Section 6.5(a) with respect to any pending but unresolved indemnification claims. Any Escrow Funds held as a result of the preceding sentence shall be released to Seller or released to Buyer (as appropriate) promptly upon resolution of each specific indemnification claim involved.
     Section 6.6. Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Buyer (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of Seller set forth in Section 6.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this ARTICLE VI, deliver to Buyer out of the Escrow Fund, as promptly as practicable, Escrow Funds having a value equal to such Damages. The presentation of any Officer’s Certificate with respect to any indemnification obligation under Section 6.2 shall not limit the right of Buyer to submit one or more additional Officer’s Certificates with respect to the same or any other indemnification obligation.
     Section 6.7. Objections to Claims.
          (a) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to Seller or, if the Release Date shall have occurred, but an indemnification claim is asserted by Buyer Indemnified Persons for Damages pursuant to Section 6.2, Buyer shall deliver an Officer’s Certificate directly to Seller asserting its claim for Damages. For a period of 30 days after such delivery, (i) the Escrow Agent shall make no delivery of Escrow Funds pursuant to Section 6.6 unless the Escrow Agent shall have received written authorization from Seller to make such delivery, and (ii) Buyer shall make no offset pursuant to Section 2.3(h) hereof against any monies otherwise earned and payable or earnable by Seller pursuant to Section 2.3. After the expiration of such 30 day period, the Escrow Agent shall make delivery of the Escrow Funds in accordance with Section 6.6 and Buyer may make offset pursuant to Section 2.3(h) against any monies otherwise earned and payable or earnable by Seller pursuant to Section 2.3, provided that no such payment may be made or offset taken if Seller shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such 30-day period.
          (b) In case the Seller shall so object in writing to any claim or claims by Buyer made in any Officer’s Certificate, Buyer shall have 30 days to respond in a written statement to the objection of Seller. If after such 30-day period there remains a dispute as to any claims, the Seller and Buyer shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if applicable, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute such portion of the Escrow Fund in accordance with the terms thereof. Similarly, Buyer shall be entitled to rely on any such memorandum and affect an offset pursuant to Section 2.3(h) against any monies otherwise earned and payable or earnable by Seller pursuant to Section 2.3.

          (c) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 6.7(b) then (1) Buyer may only affect an offset pursuant to Section 2.3(h) and (2) the Escrow Agent will make payment with respect to the disputed portion of the amount of such Damages, only:
               (i) in accordance with joint written instructions of Buyer and Seller; or
               (ii) in accordance with a final, non-appealable order of a court of competent jurisdiction (a “Final Decision”). Any Final Decision will be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent will act on such court order and legal opinion without further question.
     Section 6.8. Third Party Claims. In the event Buyer becomes aware of a third-party claim or Damages which Buyer believes may result in a demand against the Escrow Fund or a claim for Damages pursuant to the indemnification provisions of Section 6.2 hereof, Buyer shall notify Seller of such claim. Buyer shall have the right to settle any such claim with the consent of Seller which shall not be unreasonably withheld. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under Section 6.7 or any other provision of this ARTICLE VI to the amount of any claim by Buyer against the Escrow Fund or for offset pursuant to Section 2.3(h) for indemnity with respect to such settlement. The following procedures shall apply to this Section 6.8:
          (a) If within 30 days after receiving such notice, Seller gives written notice to the Buyer stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of Buyer, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of Buyer, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by Seller and Seller shall make no payment in respect of such claim or Damages to any third party as long as Seller is conducting a good faith and diligent defense. In any such defense, Seller will consult with Buyer in connection with Seller’s defense, and Buyer shall make available all information and assistance that Seller may reasonably request and shall cooperate with Seller in such defense.
          (b) In any such proceeding, Buyer shall have the right to retain its own counsel, and will pay the fees and expenses of such counsel, unless: (i) Seller and Buyer shall have mutually agreed to the contrary; (ii) Seller has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and Seller and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Seller will bear the fees and expenses of counsel retained by Buyer, it being understood that Seller shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for Buyer, and that all such fees and expenses shall be reimbursed by Seller as they are incurred. Any such separate counsel for which Buyer claims it is entitled to have Seller bear fees and expenses shall be designated in writing by Buyer. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, Seller agrees to indemnify Buyer from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Seller has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time Buyer shall have requested Seller to reimburse Buyer for fees and expenses of counsel as contemplated in this Section 6.8(b), Seller agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by Seller of the request for reimbursement; and (y) Seller shall not have reimbursed Buyer in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.
          (c) If no notice of intent to dispute and defend is given by Seller under Section 6.8(a), or if Seller fails or ceases to conduct a diligent good faith defense, Buyer shall, at the expense of Seller, undertake the defense of such claim or Damages with counsel selected by Buyer, and shall have the right to compromise or settle the same exercising reasonable business judgment.
ARTICLE VII
CONFIDENTIALITY
     Section 7.1. Definition of Confidential Information. As used in this Article 7, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Buyer, collectively, on the one hand or Seller, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement or any of the terms of this Agreement or the Contemplated Transactions.

     Section 7.2. Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the Closing, the provisions of this Article 7 shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys and accountants.
     Section 7.3. Exceptions. Notwithstanding Section 7.1 above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Company; (ii) becomes publicly known and made generally available after disclosure by the Company to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Company as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a third Party without a breach of such third party’s obligations of confidentiality; (v) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:
          (a) by mutual written consent of Seller and Buyer;
          (b) by either the Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 5.14;
          (c) by either Buyer or Seller if the Contemplated Transactions shall not have been consummated on or before April 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if such party (i) failed to perform any of its obligations under this Agreement or otherwise violated this Agreement or (ii) failed to use its reasonable best efforts to consummate the Contemplated

Transactions, and such failure or violation has been a principal cause of, or resulted in, the failure of the Contemplated Transactions to be consummated on or before such date;
          (d) by Buyer, in the event that DGLP or Subsidiary shall have (i) failed to received Seller Stockholder Approval, (ii) had an order, injunction, judgment, ruling or decree, or other legal restraint or prohibition issued by any court of competent jurisdiction, or Governmental Body preventing the consummation of the Agreement and the Contemplated Transactions, (iii) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (iv) breached any representation or warranty contained herein, or if a representation or warranty of DGLP or Subsidiary shall have become untrue, which has not been cured within fifteen (15) calendar days following notice by Buyer, or if the Termination Date is less than fifteen (15) calendar days from the notice by the Buyer, has not been or cannot reasonably be expected to be cured by the Termination Date; provided that Buyer is not in material breach of any representation, warranty or covenant contained in this Agreement;
          (e) by Seller, in the event that Buyer shall have (i) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (ii) breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions and is either incurable or, if curable, is not cured by Buyer within fifteen (15) calendar days following notice by Seller or, if the Termination Date is less than fifteen (15) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Termination Date; provided at the time of the delivery of such written notice Seller is not in material breach of any representation, warranty or covenant contained in this Agreement;
          (f) by either the Buyer or Seller if the Seller Stockholders shall have failed to obtain Seller Stockholder Approval at the Seller Stockholders’ Meeting or at any adjournment or postponement thereof;
          (g) by Buyer, if prior to receipt of the Seller Stockholder Approval (i) the Seller Board shall have failed to include the Seller Recommendation in the Proxy Statement, (ii) the Seller Board shall have effected an Adverse Recommendation Change, (iii) the Seller Board shall have approved, or recommended that the Seller Stockholders accept or approve, an Acquisition Proposal, (iv) Seller, Subsidiary or any of their respective Representatives, shall have breached in any material respect the provisions of Section 5.15, and such violation or breach has resulted in the receipt by Seller of an Acquisition Proposal, (v) the Seller Board shall have failed to reaffirm its approval and recommendation of the Agreement within five (5) Business Days after the Seller Board receives a written request from Buyer that the Seller Board provide such reaffirmation (provided that Buyer is only allowed to make two (2) such reaffirmation requests, in the aggregate, prior to the Seller Stockholders’ Meeting), (vi) any third party shall have publicly commenced a tender or exchange offer or other transaction constituting an Acquisition Proposal implicating Rule 14e-2 and Seller shall not have filed with the SEC, or published, sent or given to its security holders, a statement pursuant to Rule 14e-2 within ten (10) Business Days after such tender or exchange offer is first published, sent or given, disclosing that Seller recommends rejection of such tender or exchange offer by Seller’s Stockholders, or (vii) the Seller Board shall have resolved to do any of the foregoing; or

          (h) by Seller, if prior to receipt of the Seller Stockholder Approval the Seller Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 5.15, and in connection with such termination Seller is entering into an Acquisition Agreement with respect to such Superior Proposal.
     Section 8.2 Effect of Termination.
          (a) In the event of a termination and abandonment of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become void and have no effect, and none of the Buyer, Seller, any of their respective Representatives shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the Contemplated Transaction, except that such obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, neither of Buyer or Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s stockholders) arising out of its intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith, or any fraud and provided further, that in circumstances where Seller or Buyer is obligated to consummate the Contemplated Transactions, the failure by such party to consummate the Contemplated Transactions in accordance with the provisions hereof shall be deemed an intentional breach by such party of this Agreement.
          (b) In the event this Agreement is terminated by:
               (i) Buyer pursuant to Section 8.1(g); or
               (ii) Seller pursuant to Section 8.1(h),
The Seller shall make a cash payment to Buyer in the aggregate amount equal to any and all debts owed by DGLP to Buyer, whether then currently due or not, including without limitation, those certain promissory notes dated January 11, 2011 and February10, 2011, each having a principal amount owing of $100,000.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1. Expenses. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.
     Section 9.2. Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that it is understood and agreed that

Seller may make such filings with the Securities and Exchange Commission as it deems necessary to consummate the Contemplated Transactions.
     Section 9.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
Seller:
DigitalPost Interactive, Inc.
4040 Barranca Parkway, Suite 220
Irvine, CA 92618
Attn: CEO
With a copy to:
Scott Olson, Esq.
25 Laguna Woods Drive
Laguna Niguel, CA 92677
Buyer:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92608
Attn: CEO
With a copy to:
Local.com Corporation
7555 Irvine Center Drive
Irvine, CA 92608
Attn: General Counsel
     Section 9.4. Jurisdiction; Venue. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the state or federal courts of the City and County of Irvine, California or in the federal courts located in Orange County, California and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The prevailing party in any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall receive its reasonable attorneys’ fees and costs from the non-prevailing party, as determined by the court having proper venue over the Proceeding.
     Section 9.5. Enforcement of Agreement. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     Section 9.6. Waiver; Extension; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by any Legal Requirement requires further approval of the stockholders of Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 9.7. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment; provided, however, that after approval and adoption of this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made which by Legal Requirement requires further approval by the stockholders of Seller without obtaining such approval.

     Section 9.8. Disclosure Letter.
          (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
          (b) The statements in the Disclosure Letter relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
     Section 9.9. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.9.
     Section 9.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Section 9.11. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.
     Section 9.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 9.13. Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.
     Section 9.14. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     Section 9.15. Construction. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this

Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:		SELLER:
Local.com Corporation		DigitalPost Interactive, Inc.

By:	/s/ Heath Clarke	By:	/s/ Michael Sawtell
	Heath Clarke		Michael Sawtell
	Chief Executive Officer		Chief Executive Officer

Subsidiary:
Rovion, Inc.

		By:	/s/ Brian Goss
Brian Goss
President